Exhibit 11
			       Xerox Corporation

		  Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

							  Three months ended
								 March 31,
							      1997     1996

I. Primary Net Income Per
     Common Share

   Income from continuing operations                      $    270 $    237
   Accrued dividends on ESOP preferred stock, net              (11)     (11)
   Accrued dividends on redeemable preferred stock               -       (1)
     Adjusted income from continuing operations                259      225
     Discontinued operations                                     -        -
     Adjusted net income                                  $    259 $    225

   Average common shares outstanding
     during the period                                     323,857  324,992
   Common shares issuable with respect
     to common stock equivalents for
     stock options, incentive and
     exchangeable shares                                     7,659    8,037
   Adjusted average shares outstanding
     for the period                                        331,516  333,029

   Primary earnings per share:
     Continuing operations                                $   0.78 $   0.68
     Discontinued operations                                     -        -
   Primary earnings per share                             $   0.78 $   0.68


II.Fully Diluted Net Income Per
    Common Share

   Income from continuing operations                      $    270 $    237
   Accrued dividends on redeemable preferred stock               -       (1)
   ESOP expense adjustment, net of tax                          (1)      (1)
   Interest on convertible debt, net of tax                      1        1
     Adjusted income from continuing operations                270      236
     Discontinued operations                                     -        -
     Adjusted net income                                  $    270 $    236

   Average common shares outstanding
     during the period                                     323,857  324,992
   Stock options, incentive and
     exchangeable shares                                     7,661    8,037
   Convertible debt                                          2,644    2,644
   ESOP preferred stock                                     27,575   28,217
   Adjusted average shares outstanding
     for the period                                        361,737  363,890

   Fully diluted earnings per share:
     Continuing operations                                $   0.75 $   0.65
     Discontinued operations                                     -        -
   Fully diluted earnings per share                       $   0.75 $   0.65